Exhibit 10.15

EMPLOYMENT AGREEMENT (the “Agreement”) made as of this 3rd day of October, 2003 between Allegheny Energy Service Corporation (“AESC”) for itself and as agent for its parent, Allegheny Energy, Inc. (“AEI”), the affiliates and subsidiaries of AESC and AEI, and any successors or assigns of any of the foregoing (the “AE Companies”), and Philip L. Goulding (the “Executive”).

WHEREAS, AESC desires to employ the Executive on the terms and conditions set forth herein and the Executive is willing to be employed on such terms and conditions;

NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. Employment and Term.

(a) Employment. AESC hereby offers to employ the Executive, and the Executive hereby accepts such employment with AESC, for the Term set forth in Section 1(b) and on the terms and conditions set forth in this Agreement.

(b) Term. The term of the Executive’s employment under this Agreement shall commence on October 13, 2003 (the “Start Date”). Unless terminated earlier pursuant to Section 7, such term shall continue for a period of five (5) years from the Start Date (the “Term”).

2. Duties. During the Term as provided in Section 1(b) hereof, the Executive shall serve as Vice President – Strategic Planning of AEI and Chief Commercial Officer of Allegheny Energy Supply Company, LLC (“AE Supply”). He shall report directly to the Chief Executive Officer of AEI. The Executive shall be responsible for strategic planning with respect to AEI and energy marketing, trading and related analytics for AE Supply. The Executive shall devote his best skill and substantially full time efforts (reasonable sick leave and vacations excepted) to the performance of his duties under this Agreement.

Nothing contained herein shall preclude the Executive from (i) serving on the board of directors of any business organization; (ii) engaging in charitable and community activities; (iii) participating in industry and trade organization activities; (iv) managing his and his family’s personal investments and affairs; (v) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement and do not violate his obligations under Section 10 of this Agreement.

3. Base Salary. For services performed by the Executive pursuant to this Agreement, AESC shall pay the Executive a base salary (a “Base Salary”) at the rate of at least $400,000 per year, payable in accordance with AESC’s regular payroll practices (but no less frequently than monthly). Base Salary may be increased, but not decreased, from time to time during the term of this Agreement in the sole discretion of the Board of Directors of AEI (the “Board”).

4. Bonus.

(a) Annual Bonus. During the Term, the Executive shall be eligible to receive incentive compensation (an “Annual Bonus”) under the Allegheny Energy, Inc. Annual Incentive Plan, as amended from time to time, with a target bonus opportunity of 75% of Base Salary (the “Target Bonus”) and a maximum bonus opportunity of 150% of Base Salary (the “Maximum Bonus”). For purposes of clarity, for calendar year 2003, the Executive’s Target Bonus shall be $75,000 and his Maximum Bonus shall be $150,000. The parameters under AEI’s Annual Incentive Plan (including the parameters applicable to the Executive) shall be determined by the Management Compensation and Development Committee of the Board. The Executive’s Annual Bonus for any year shall be payable in cash no later than March 1 of the next succeeding year.

(b) Make Whole Payment. To induce the Executive to enter into this Agreement, and to compensate him for the significant financial and other benefits he will forfeit at his current employer as a result of accepting employment hereunder and to secure for itself the benefit of the Executive’s particular qualification and experience, AESC shall pay to the Executive, in a lump sum in cash on the Start Date, a special hiring payment in an amount equal to Six Hundred Thousand Dollars ($600,000). Notwithstanding any other provision of this Agreement to the contrary, the Executive shall be obligated to return the full amount of such payment to AESC, if the Executive’s employment hereunder is terminated by the Executive before the first anniversary of the Start Date.

5. Long-Term Incentive Plan.

(a) Initial Grant of Options.

(i) Option Grant. On the first business day after obtaining authorization under the Public Utilities Holding Company Act of 1935 (the “Authorization Date”), AESC shall grant the Executive stock options (the “Options”) for 450,000 shares of AEI Common Stock under the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (the “LTIP”) at a per share exercise price equal to the per share closing price of AEI Common Stock on the date of grant, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal. Such grant shall be evidenced by an award agreement substantially in the form of Exhibit A.

(ii) Vesting. Subject to earlier vesting under Section 8, one-fifth of the Options shall vest on each of the first, second, third, fourth and fifth anniversary of the Start Date; provided the Executive is still employed by the AE Companies on the applicable vesting date. Upon the occurrence of a Change in Control (as defined in Section 7(c)(iii)), all of the Options shall become immediately vested.

(iii) Adjustment in Numbers of Options. Notwithstanding Section 5(a)(i), if before any Options are granted there occurs an event resulting in an adjustment pursuant to Section 9.08 of the LTIP, a corresponding adjustment shall be made to the number of such Options set forth in Section 5(a)(i). In addition, any event resulting in an adjustment pursuant to Section 9.08 of the LTIP shall result in a corresponding adjustment to the number of Options that vest on each of the dates specified in Section 5(a)(ii).

(b) Stock Units.

(i) Grant of Stock Units. The Executive shall receive a grant of 150,000 stock units (the “Units”) within thirty (30) days after the Start Date. Such Units shall be evidenced by a Stock Unit Agreement substantially in the form of Exhibit B (the “Stock Unit Agreement”). Each Unit shall represent one share of AEI Common Stock.

(ii) Crediting. The Executive shall be credited with additional Units on each date AEI pays cash dividends to its stockholders in an amount equal to the result of dividing (A) the product of the total number of Units credited to the Executive on the record date for such dividend and the per share amount of such dividend by (B) the per share closing price of AEI Common Stock on the date the relevant dividend is paid by AEI to the holders of AEI Common Stock as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal. Each Unit credited to the Executive shall be treated as ownership of a share of AEI Common Stock for purposes of any stock ownership requirements applicable to the Executive pursuant to AEI guidelines.

(iii) Vesting. Subject to earlier vesting under Section 8, one-fifth of the Units granted hereunder (and the additional Units credited with respect thereto) shall become vested and payable to the Executive on each of the first, second, third, fourth and fifth anniversary of the Start Date; provided the Executive is still employed by the AE Companies on the applicable vesting date, unless the Executive has made a timely election to defer payment thereof in accordance with the Stock Unit Agreement. Upon the occurrence of a Change in Control, the Units together with any additional Units credited with respect thereto shall be immediately vested and payable to the Executive.

(iv) Payment. Payment in respect of any vested Units shall be made in the discretion of the AE Companies in either (A) registered shares of AEI Common Stock equal to the number of Units vested or (B) a prompt lump sum cash payment equal to the result of multiplying the number of vested Units by the per share closing price of AEI Common Stock as quoted on the date the Units vest pursuant to Section 5(b)(iii) above in the NYSE Composite Transaction Listing in The Wall Street Journal.

(v) Adjustment in Numbers of Units. Notwithstanding Section 5(b)(i), if (at any time, whether before or after the Units are granted) there occurs an event resulting in an adjustment pursuant to Section 9.08 of the LTIP, a corresponding adjustment shall be made to the number of Units set forth in Section 5(b)(i).

(c) Additional Awards.

(i) Grant of Additional Awards. If the per share exercise price of the Options, as set forth in Section 5(a)(i), exceeds the per share closing price of AEI common stock on the Start Date, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal, the Executive shall be entitled to receive, on the Authorization Date, an additional award (the “Additional Award”) pursuant to this Section 5(c) in an amount equal to such excess multiplied by 450,000, payable as set forth in Section 5(c)(ii).

(ii) Form of Additional Award. The Additional Award may, in the discretion of AESC, be granted in the form of (A) cash, (B) stock options, (C) additional stock units, or (D) any combination of the foregoing. Any portion of the Additional Award granted in the form of cash shall be payable in five equal installments on each date that the Options vest hereunder, subject to the Executive’s continued employment with the AE Companies on the applicable vesting date. Any portion of the Additional Award granted in the form of stock options shall be granted under the LTIP and shall be valued using Black-Scholes principles, as reasonably determined by AESC, as of the Authorization Date and shall vest in five equal installments on each of the dates that the Options vest hereunder, subject to the Executive’s continued employment with the AE Companies on the applicable vesting date. Any portion of the Additional Award granted in the form of additional stock units shall be valued based upon the per share closing price of AEI common stock on the Authorization Date, as quoted in the NYSE Composite Transaction listing in the Wall Street Journal, shall be evidenced by a Stock Unit Agreement substantially in the form of Exhibit B, and shall be subject to the same terms and conditions applicable to the Units, as set forth in Section 5(b)(ii)-(v).

(d) Other Participation. In addition, the Executive shall participate in the LTIP, as amended from time to time, on a basis determined by the Board to be appropriate for the Executive.

6. Other Benefits. In addition to the compensation provided in Sections 3, 4 and 5 hereof, the Executive shall also be entitled to the following:

(a) Participation in Employee Benefit Plans. The Executive shall participate in each employee benefit plan maintained in force by the AE Companies, from time to time. Such plans may include tax-qualified and disability, medical, group life insurance, supplemental life insurance coverage, business travel insurance, sick leave, and other retirement and welfare benefit plans, programs and arrangements.

(b) Special SERP Provisions. The Executive shall participate in the Allegheny Power System Supplemental Executive Retirement Plan (the “SERP”) on the terms and conditions set forth therein except that (i) solely for purposes of determining the Executive’s eligibility for benefits and the amount of the Executive’s benefits under the SERP, if the Executive remains employed by the AE Companies on the fifth anniversary of the Start Date he will be credited with five additional Years of Service under the SERP and if the Executive remains employed by the AE Companies on the tenth anniversary of the Start Date he will be credited with another five additional Years of Service under the SERP, and (ii) solely for purposes of determining Executive’s eligibility for benefits under the SERP, he will be deemed to have reached age 55 on the date that his employment with the AE Companies ends for any reason. No adjustment will be made to the Executive’s age for purposes of computing the actual amount of his benefits under the SERP.

(c) Expense Reimbursement. AESC shall reimburse the Executive, upon a proper accounting, for reasonable and necessary business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement.

(d) Vacation. The Executive shall be entitled to vacation and paid time off during the initial and each successive year during the Term of at least four weeks per year without reduction in salary or other benefits.

(e) Temporary Living Expenses. AESC will reimburse the Executive and gross up the Executive for any income taxes incurred by the Executive as a result of such reimbursement for the temporary living costs and expenses which the Executive reasonably incurs for himself and his family in the performance of his responsibilities hereunder for a period of six (6) months following the Start Date and for the cost of his travel to his home on weekends.

(f) Relocation Expenses. AESC will pay or reimburse the Executive for reasonable relocation and moving expenses incurred by the Executive in connection with the performance of his duties hereunder in accordance with the relocation policy of the AE Companies.

(g) Fringe Benefits. In addition to the foregoing, the Executive shall be entitled to fringe benefits no less favorable than those available to senior executives of the AE Companies (other than the Chief Executive Officer of AEI).

7. Termination. Unless earlier terminated in accordance with the following provisions of this Section 7, AESC shall continue to employ the Executive and the Executive shall remain employed by AESC during the Term as set forth in Section 1(b). Section 8 hereof sets forth certain obligations of AESC in the event that the Executive’s employment hereunder is terminated.

(a) Death. Except to the extent otherwise expressly stated herein, including without limitation as provided in Section 8(a) with respect to certain payment obligations of AESC, this Agreement shall terminate immediately in the event of the Executive’s death.

(b) Termination by AESC or the Executive. AESC may terminate the Executive from his employment hereunder for Cause (as defined in Section 7(c)), Disability or otherwise and the Executive may resign from his employment hereunder. Any termination of the Executive by AESC or resignation by the Executive shall be communicated by a notice of termination to the Executive (in the case of termination) or to AESC (in the case of the Executive’s resignation) given in accordance with Section 15 of this Agreement. During any period that the Executive fails to perform his full-time duties as a result of incapacity due to physical or mental illness, AESC shall continue to pay the Executive’s full Base Salary in accordance with Section 3 of this Agreement (reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of AESC), together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by AESC during such period, until the Executive’s employment is terminated for Disability pursuant to this Section 7(b).

(c) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) the Executive’s Base Salary under Section 3 through the Date of Termination to the extent not theretofore paid, (B) to the extent not theretofore paid, the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned and accrued by the Executive as of the Date of Termination under the terms of any compensation and benefits plans, programs or arrangements maintained in force by AESC, and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive, in accordance with AESC policy, as of the Date of Termination to the extent not theretofore paid.

(ii) “Cause” shall mean (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, (A) a felony or (B) a lesser crime or offense which, in the reasonable opinion of AESC, could adversely affect the business or reputation of the AE Companies, (ii) the Executive’s repeated failure to follow specific lawful directions of the Board or any officer to whom he reports, (iii) the Executive’s willful misconduct, fraud, embezzlement or dishonesty either in connection with his duties hereunder or which otherwise causes damage or, in the reasonable opinion of AESC, is likely to cause damage, to the AE Companies, (iv) the Executive’s failure to perform a substantial part of his duties, (v) the Executive’s willful violation of any policy, procedure or guideline of the AE Companies that could materially and adversely affect the business or reputation of the AE Companies, (vi) the Executive’s abuse of alcohol or illegal drugs, or (vii) the Executive’s violation of the confidentiality, non-competition or non-solicitation covenants in this Agreement.

(iii) “Change in Control” shall mean the first to occur of any of the following events:

(A) Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, (i) any of the AE Companies, or (ii) any employee benefit plan of AEI or any of the AE Companies, or any person or entity organized, appointed or established by AEI or any of the AE Companies for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of AEI, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of AEI representing more than 20% of the combined voting power of AEI’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by AEI; or

(B) Persons who, as of the Start Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of AEI subsequent to the Start Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of AEI (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of AEI immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns AEI or all or substantially all of AEI’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of AEI; or

(D) Approval by the stockholders of AEI of a complete liquidation or dissolution of AEI.

(iv) “Date of Termination” shall mean (A) if the Executive’s employment terminates as a result of his death, the date of death, (B) if the Executive’s employment is terminated for Disability, thirty (30) days after notice of termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), and (C) if the Executive’s employment is terminated for any other reason, the date specified in the notice of termination (which, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days from the date such notice of termination is given).

(v) “Disability” shall be deemed the reason for the termination of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the AE Companies for a period of six (6) consecutive months, AESC shall have given the Executive a notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties. At any time and from time to time, upon reasonable request by AESC, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such Disability.

(vi) “Good Reason” shall mean the occurrence of any of the following events, without the Executive’s written consent:

(A) The material diminution in the Executive’s title, duties or reporting lines, or the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by AESC within ten (10) days after receipt of notice thereof given by the Executive;

(B) Any failure by AESC to comply with any of the provisions of Sections 3, 4, 5, 6 or 12 of this Agreement, other than an isolated and inadvertent failure not committed in bad faith and which is remedied by AESC within ten (10) days after receipt of notice thereof given by the Executive;

(C) The Executive being required to relocate to a principal place of employment which is more than fifty (50) miles from either Monroeville, Pennsylvania or Greensburg, Pennsylvania;

(D) Any purported termination by AESC of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(E) The failure of AESC to obtain the assumption in writing of its obligation to perform this Agreement as required pursuant to Section 14.

8. Obligations of AESC Upon Termination.

(a) Termination by AESC for Cause or Termination by Executive, Death or Disability. In the event of any termination of the Executive’s employment by AESC for Cause, any termination by the Executive (other than a termination for Good Reason as a result of an event described in Section 7(c)(vi)(C)), or in the event this Agreement terminates pursuant to Section 7(a) or Section 7(b) by reason of the death or Disability of the Executive:

(i) AESC shall pay all Accrued Obligations to the Executive, or to his beneficiaries, heirs or estate in the event of the Executive’s death, in a lump sum in cash within thirty (30) days after the Date of Termination.

(ii) The Executive, or his beneficiaries, heirs or estate in the event of the Executive’s death, shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC and AEI, and the LTIP, in such manner and at such time as are provided under the terms of such plans and arrangements.

(iii) If the termination of employment is by reason of the Executive’s death or Disability all stock options and other equity awards, including, without limitation, the Options, the Units and the Additional Award, granted to the Executive shall vest on the Date of Termination, and all stock options shall continue to be exercisable for two (2) years after the Date of Termination; provided, however, that in no event shall such options be exercised later than the date of expiration of the options determined pursuant to the option award letters (determined as if the Executive’s employment with AESC had not terminated).

(iv) If the termination of employment is by reason of the Executive’s death or Disability, the Executive, or his beneficiaries, heirs or estate in the event of the Executive’s death, shall be entitled to receive a prompt lump sum cash payment equal to the Executive’s Target Bonus for the year of the Executive’s death or Disability, pro-rated for the number of days in such year that the Executive was employed with AESC (calculated from and after the Start Date in the case of a termination during 2003).

(b) Termination by AESC without Cause or following Required Relocation. If the Executive’s employment is terminated by AESC other than for Cause (i.e., without Cause), death or Disability or if the Executive terminates his employment for Good Reason as a result of an event described in Section 7(c)(vi)(C):

(i) AESC shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination.

(ii) The Executive shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC, and the LTIP, in such manner and at such time as are provided under the terms of such plans and arrangements.

(iii) AESC shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination an amount equal to two (2) times the sum of (A) the Executive’s Base Salary (as in effect immediately prior to the Date of Termination) plus (B) the Executive’s Target Bonus for the year in which the Date of Termination occurs (which Target Bonus shall be deemed to equal $300,000 in the case of a termination during 2003).

(iv) For two (2) years from the Date of Termination, AESC shall either (A) arrange to provide the Executive and his dependents, at AESC’s cost (except to the extent such cost was borne by the Executive prior to the Date of Termination), with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which the Executive and his dependents were receiving immediately prior to the Date of Termination, or (B) in lieu of providing such coverage, pay to the Executive no less frequently than quarterly in advance an amount which, after taxes, is sufficient for the Executive to purchase equivalent benefits coverage referred to in clause (A).

(v) All stock options and other equity awards, including, without limitation, any Options, Units and the Additional Award shall vest on the Date of Termination to the extent that such awards would have vested had the Executive continued his employment with AESC until the scheduled expiration date of the Term, and all stock options shall continue to be exercisable for three (3) years after the Date of Termination; provided, however, that in no event shall such options be exercised later than the date of expiration of the options determined pursuant to the option award letters (determined as if the Executive’s employment with AESC had not terminated).

(vi) The Executive shall be entitled to receive a prompt lump sum cash payment equal to the Executive’s Target Bonus for the year of the Executive’s termination, pro-rated for the number of days in such year that the Executive was employed with AESC (calculated from and after the Start Date in the case of a termination during 2003).

(vii) In lieu of any benefits under Section 6(b), the Executive will be treated as fully vested under the SERP and, for purposes of determining the amount of the Executive’s benefits under the SERP, the Executive will be credited with a number of Years of Service equal to two times the sum of (A) the number of years that the Executive was employed by the AE Companies (rounded up or down to the nearest whole number) and (B) two (2); provided, however, that in no event shall the Executive be credited with more than ten (10) Years of Service.

(c) Termination in connection with a Change in Control. If the Executive’s employment is terminated by AESC other than for Cause (i.e., without Cause) or the Executive terminates his employment for Good Reason, either within twelve months following the occurrence of a Change in Control or prior to the occurrence of a Change in Control if it is reasonably demonstrated by the Executive that such termination or the event constituting Good Reason either (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (2) otherwise arose in connection with or anticipation of the Change in Control, then, in lieu of the payments and benefits set forth in Section 8(b):

(i) AESC shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination.

(ii) The Executive shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC, and the LTIP, in such manner and at such time as are provided under the terms of such plans and arrangements.

(iii) AESC shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination an amount equal to three times the sum of the Executive’s (A) Base Salary (as in effect immediately prior to the Date of Termination, determined without regard to any decrease resulting in Good Reason), and (B) Target Bonus for the year in which the Date of Termination occurs (which Target Bonus shall be deemed to equal $300,000 in the case of a termination during 2003).

(iv) For three years from the Date of Termination, AESC shall either (A) arrange to provide the Executive and his dependents, at AESC’s cost (except to the extent such cost was borne by the Executive prior to the Date of Termination), with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which the Executive and his dependents were receiving immediately prior to the Date of Termination, or (B) in lieu of providing such coverage, pay to the Executive no less frequently than quarterly in advance an amount which, after taxes, is sufficient for the Executive to purchase equivalent benefits coverage referred to in clause (A).

(v) All stock options and other equity awards including, without limitation, the Options, the Units and the Additional Award, shall vest on the

Date of Termination, and all stock options shall continue to be exercisable for three (3) years after the Date of Termination; provided, however, that in no event shall such options be exercised later than the date of expiration of the options determined pursuant to the option award letters (determined as if the Executive’s employment with AESC had not terminated).

(vi) The Executive shall be entitled to receive a prompt lump sum cash payment equal to the Executive’s Target Bonus for the year of the Executive’s termination, pro-rated for the number of days in such year that the Executive was employed with AESC (calculated from and after the Start Date in the case of a termination during 2003).

(vii) In lieu of any benefits under Section 6(b), the Executive will be treated as fully vested under the SERP and, for purposes of determining the amount of the Executive’s benefits under the SERP, the Executive will be credited with a number of Years of Service equal to two times the sum of (A) the number of years that the Executive was employed by the AE Companies (rounded up or down to the nearest whole number) and (B) two (2); provided, however, that in no event shall the Executive be credited with more than ten (10) Years of Service.

9. No Mitigation. AESC agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by AESC hereunder. Further, the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or by retirement benefits.

10. Covenants. In exchange for the remuneration outlined above, in addition to providing services for the AE Companies as set forth in this Agreement, the Executive agrees to the following covenants:

(a) Confidential Information. The Executive acknowledges that all Confidential Information shall at all times remain the property of the AE Companies. In this Agreement “Confidential Information” means all information including, but not limited to, proprietary information and/or trade secrets, and all information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s employment, which is not generally known to the public or in the industry in which the AE Companies are or may become engaged, about the AE Companies’ businesses, products, processes, and services, including, but not limited to, information relating to research, development, computer program designs, computer data, flow charts, source or object codes, products or services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the AE

Companies from outside sources is Confidential Information unless and until it is designated otherwise.

The Executive will safeguard, to the extent possible in the performance of his work for the AE Companies, all documents and things that contain or embody Confidential Information. Except in the course of the Executive’s duties to the AE Companies or as may be compelled by law or appropriate legal process, the Executive will not, during his employment by the AE Companies, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the AE Companies to do so.

(b) Employment with Conflicting Organizations. During his employment by the AE Companies, the Executive will not work with or advise any person(s) conducting a business similar to the business conducted by the AE Companies, except as part of the Executive’s duties assigned by the AE Companies.

(c) Noncompetition. For a period of one (1) year after termination of the Executive’s employment with the AE Companies for any reason, whether terminated for Cause, without Cause or by the Executive’s resignation, the Executive will not accept employment from or aid or render services, directly or indirectly, to any Conflicting Organization unless AESC provides the Executive with its prior, express written consent.

The Executive acknowledges that his education and experience enables him to obtain employment in many different areas of endeavor and to work for different types of employers, so it will not be necessary for the Executive to violate the provisions of this Section to remain economically viable.

“Conflicting Organization” means the following organizations, their subsidiaries and affiliates, and their respective successors and assigns:

•	FirstEnergy Corporation

•	American Electric Power, Inc.

•	Excelon Corporation

•	Pennsylvania Power and Light Resources, Inc.

•	Baltimore Gas and Electric Company

•	Potomac Electric and Power Company

•	Dominion Resources, Inc.

•	DQE, Inc.

(d) Nonsolicitation. The Executive agrees that, during his employment with AESC and for a period of two (2) years following the termination of his employment with AESC, whether terminated with Cause, without Cause or by the Executive’s resignation, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the AE Companies to leave the AE Companies for any reason whatsoever, or hire or solicit the services of any employee of the AE Companies, unless AESC provides the Executive with its prior written consent.

(e) Reformation to Applicable Law. It is the intention of the parties that the provisions of this Section 10 shall be enforceable to the fullest extent permissible by law. If any of the provisions in this Section 10 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions in this Section 10 or the enforceability therein in any other jurisdiction where such provisions shall be given full effect. If any provision of this Section 10 shall be deemed unenforceable, in whole or in part, this Section 10 shall be deemed to be amended to delete or modify the offending part so as to alter this Section 10 to render it valid and enforceable.

(f) Enforcement. The Executive acknowledges that valid consideration has been received, that the provisions of this Section 10 are reasonable, that they are the result of arms length negotiations between the parties, that in the event of a violation of the provisions contained herein, the AE Companies’ damages would be difficult to ascertain, and that the legal remedy available to the AE Companies for any breach of this Section 10 on the part of the Executive will be inadequate. Therefore, the Executive expressly acknowledges and agrees that in the event of any threatened or actual breach of this Section 10, the AE Companies shall be entitled to specific enforcement of this Section 10 through injunctive or other equitable relief in a court with appropriate jurisdiction.

(g) Return of Confidential Information. Upon termination of the Executive’s employment, for whatever reason, or upon request by the AE Companies, the Executive will deliver to the AE Companies all Confidential Information including, but not limited to, the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence and documents, records, notebooks, computer systems, computer disks and computer tapes and other repositories of Confidential Information then in the Executive’s possession or under the Executive’s control, whether prepared by the Executive or by others.

11. Representations of Executive. The Executive represents and warrants that he is not subject to any employment or other agreement that prevents the Executive from accepting employment with AESC or performing the duties contemplated hereunder or that could subject any of the AE Companies to any future liability or obligation to any third party as a result of the execution of this Agreement and the Executive’s appointment to the positions with AESC and AEI as described above.

12. Indemnification.

(a) AESC agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of any of the AE Companies or is or was serving at the request of any of the AE Companies as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by AESC to the fullest extent legally permitted or authorized by AESC’s or AEI’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Maryland, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of AESC or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. AESC shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b) Neither the failure of any of the AE Companies (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 12(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by AESC (including the Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

13. Withholding. AESC shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of AESC. AESC shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority its assets or AEI’s assets to assume and agree to perform this Agreement in the same manner and to the same extent that AESC and AEI would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of AESC and AEI in accordance with the operation of law and such successor shall be deemed “AESC” and/or AEI for purposes of this Agreement.

15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)	to the Board or AESC, to:

Allegheny Energy, Inc.

10435 Downsville Pike

Hagerstown, MD 21740-1766

Attn: Vice President of Human Resources

(b)	to the Executive, to:

Philip L. Goulding

The address on file with the records of AESC

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

16. No Assignment. Except as provided in Section 14 in the case of AEI and AESC or by will or the laws of descent and distribution in the case of the Executive, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

17. Execution in Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

18. Arbitration. Except as otherwise provided herein, all disputes and claims relating directly or indirectly to this Agreement shall be settled by arbitration at New York, New York in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after one party has notified the other of its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association. The determination reached in such arbitration shall be final and binding on all parties. Any arbitration award or judgment may be entered in any court of competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, claims for equitable or injunctive relief will not be subject to arbitration. Each party shall bear its own costs of arbitration or litigation including, without limitation, attorneys’ fees.

19. Jurisdiction and Governing Law. For all conflicts arising out of this Agreement, each party agrees to submit to the laws of the State of New York and applicable federal law without regard to conflicts of laws principles.

20. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

21. Tax Indemnity. The provisions of Exhibit C hereto shall apply with respect to any Excise Tax (as defined therein) imposed on the Executive.

22. Liability of AEI. AEI shall be jointly and severally liable with AESC with respect to all obligations of AESC under this Agreement.

23. Prior Understandings. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. Other than Section 10(e), no change, alteration or modification hereof may be made except in writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

24. Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

25. Survival of Provisions. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the termination of this Agreement shall survive such termination.

26. Executive Acknowledgment. The Executive hereby acknowledges that he has read and understands the provisions of this Agreement, that he has been given the opportunity for his legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Allegheny Energy Service Corporation

By:	/s/ Paul J. Evanson

Name: Paul J. Evanson Title: Chairman & Chief Executive Officer

Allegheny Energy, Inc.

By:	/s/ Paul J. Evanson

Name: Paul J. Evanson Title: Chairman & Chief Executive Officer

/s/ Philip L. Goulding

Philip L. Goulding

Exhibit C

Tax Indemnity

Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by AESC (or any of the AE Companies) or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any of its affiliates) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit C) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Exhibit C, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from the deduction of state and local income taxes.

Determination. All determinations required to be made under this Exhibit C, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by AESC’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by AESC (the “Accounting Firm”) which shall provide detailed supporting calculations both to AESC and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by AESC. All fees and expenses of the Accounting Firm shall be borne solely by AESC. Any Gross-Up Payment, as determined pursuant to this Exhibit C, shall be paid by AESC to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon AESC and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by AESC should have been made (“Underpayment”) or Gross-up Payments are made by AESC which should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by AESC to or for the benefit of the Executive. In the event the amount of Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of AESC. The Executive shall cooperate, to the extent his expenses are reimbursed by AESC, with any reasonable requests by AESC in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.